PLAN OF ACQUISITION
LargeCap Value II Account and
LargeCap Value III Account

         The Board of Directors of Principal Variable Contracts Funds, Inc., a
Maryland corporation (the "Fund"), deems it advisable that LargeCap Value III
Account series of the Fund ("LargeCap Value III") acquire all of the assets of LargeCap Value II series of the Fund ("LargeCap Value II") in exchange for the assumption by LargeCap Value III of all of the liabilities of LargeCap
Value II and shares issued by LargeCap Value III which are thereafter to be distributed by LargeCap Value II pro rata to its shareholders in complete liquidation and termination of LargeCap Value II and in exchange for all of
LargeCap Value II's outstanding shares.
         LargeCap Value II will transfer to LargeCap Value III, and LargeCap
Value III will acquire from LargeCap Value II, all of the assets of LargeCap
Value II on the Closing Date and will assume from LargeCap Value II all of the liabilities of LargeCap Value II in exchange for the issuance of the number of shares of LargeCap Value III determined as provided in the following paragraphs, which shares will be subsequently distributed pro rata to the shareholders of LargeCap Value II in complete liquidation and termination of LargeCap Value II and in exchange for all of LargeCap Value
II's outstanding shares.  LargeCap Value II will not issue, sell or transfer any of its shares after the Closing Date, and only redemption requests received by LargeCap Value II in proper form prior to the Closing Date shall be fulfilled by LargeCap Value II.  Redemption requests received by LargeCap
Value II thereafter will be treated as requests for redemption of those shares of LargeCap Value III allocable to the shareholder in question.
         LargeCap Value II will declare, and LargeCap Value III may declare, to its shareholders of record on or prior to the Closing Date a dividend or dividends which, together with all previous such dividends, shall have the effect of distributing to its shareholders all of its income (computed without regard to any deduction for dividends paid) and all of its net realized capital gains, if any, as of the Closing Date.
         On the Closing Date, LargeCap Value III will issue to LargeCap Value II a number of full and fractional shares of LargeCap Value III, taken at their then net asset value, having an aggregate net asset value equal to the aggregate value of the net assets of LargeCap Value II.  The aggregate value of the net assets of LargeCap Value II and LargeCap Value III shall be determined in accordance with the then current Prospectus of LargeCap Value
III as of close of regularly scheduled trading on the New York Stock Exchange on the Closing Date.
         The closing of the transactions contemplated in this Plan (the
"Closing") shall be held at the offices of Principal Management Corporation,
680 8th Street, Des Moines, Iowa 50392 at 3:00 p.m. Central Time on April 24,
2009, or on such earlier or later date as fund management may determine.  The date on which the Closing is to be held as provided in this Plan shall be known as the "Closing Date."
         In the event that on the Closing Date (a) the New York Stock Exchange is closed for other than customary weekend and holiday closings or (b)
trading on said Exchange is restricted or (c) an emergency exists as a result of which it is not reasonably practicable for LargeCap Value III or LargeCap
Value II to fairly determine the value of its assets, the Closing Date shall be postponed until the first business day after the day on which trading shall have been fully resumed.
         As soon as practicable after the Closing, LargeCap Value II shall (a)
distribute on a pro rata basis to the shareholders of record of LargeCap
Value II at the close of business on the Closing Date the shares of LargeCap
Value III received by LargeCap Value II at the Closing in exchange for all of
LargeCap Value II's outstanding shares, and (b) be liquidated in accordance with applicable law and the Fund's Articles of Incorporation.
         For purposes of the distribution of shares of LargeCap Value III to shareholders of LargeCap Value II, LargeCap Value III shall credit its books an appropriate number its shares to the account of each shareholder of
LargeCap Value II. No certificates will be issued for shares of LargeCap
Value III. After the Closing Date and until surrendered, each outstanding certificate, if any, which, prior to the Closing Date, represented shares of
LargeCap Value II, shall be deemed for all purposes of the Fund's Articles of
Incorporation and Bylaws to evidence the appropriate number of shares of
LargeCap Value III to be credited on the books of LargeCap Value III in respect of such shares of LargeCap Value II as provided above.
         Prior to the Closing Date, LargeCap Value II shall deliver to LargeCap
Value III a list setting forth the assets to be assigned, delivered and transferred to LargeCap Value III, including the securities then owned by
LargeCap Value II and the respective federal income tax bases (on an identified cost basis) thereof, and the liabilities to be assumed by LargeCap
Value III pursuant to this Plan.
         All of LargeCap Value II's portfolio securities shall be delivered by
LargeCap Value II's custodian on the Closing Date to LargeCap Value III or its custodian, either endorsed in proper form for transfer in such condition as to constitute good delivery thereof in accordance with the practice of brokers or, if such securities are held in a securities depository within the meaning of Rule 17f-4 under the Investment Company Act of 1940, transferred to an account in the name of LargeCap Value III or its custodian with said depository. All cash to be delivered pursuant to this Plan shall be transferred from LargeCap Value II's account at its custodian to LargeCap
Value III's account at its custodian. If on the Closing Date LargeCap Value
II is unable to make good delivery to LargeCap Value III's custodian of any of LargeCap Value II's portfolio securities because such securities have not yet been delivered to LargeCap Value II's custodian by its brokers or by the transfer agent for such securities, then the delivery requirement with respect to such securities shall be waived, and LargeCap Value II shall deliver to LargeCap Value III's custodian on or by said Closing Date with respect to said undelivered securities executed copies of an agreement of assignment in a form satisfactory to LargeCap Value III, and a due bill or due bills in form and substance satisfactory to the custodian, together with such other documents including brokers' confirmations, as may be reasonably required by LargeCap Value III.
         This Plan may be abandoned and terminated by the Board of Directors should they determine that the consummation of the transactions contemplated hereunder would not be in the best interests of the shareholders of either
Fund. This Plan may be amended by the Board of Directors at any time.
         Except as expressly provided otherwise in this Plan, LargeCap Value II will pay or cause to be paid all out-of-pocket fees and expenses incurred in connection with the transactions contemplated under this Plan, including, but not limited to, accountants' fees, legal fees, registration fees, printing expenses, transfer taxes (if any) and the fees of banks and transfer agents.
IN WITNESS WHEREOF, each of the parties hereto has caused this Plan to be executed by its Vice Chairman and Chief Executive Officer or its Executive
Vice President as of the 22nd day of December, 2008.

PRINCIPAL VARIABLE CONTRACTS FUNDS, INC.
on behalf of the following Acquired
Fund:
LargeCap Value Account II

By: /s/ Ralph C. Eucher
Ralph C. Eucher, Vice Chairman and
Chief Executive Officer

PRINCIPAL VARIABLE CONTRACTS FUNDS, INC.
on behalf of the following Acquiring
Fund:
LargeCap Value Account III

By: /s/ Michael J. Beer
Michael J. Beer, Executive Vice
President